Exhibit 99.1

Crane Co.	News

Contact:
Jason D. Feldman
Director, Investor Relations
203-363-7329
www.craneco.com

Crane Co. Reports Third Quarter Results

Third Quarter 2015 Highlights:

•	Excluding Special Items, earnings per diluted share (EPS) of $1.03 decreased 8% compared to 2014 (GAAP EPS of $0.97 compared to $0.47 in 2014)

•	Sales of $670 million declined 8% compared to 2014, driven by unfavorable foreign exchange of 5%, and a core sales decline of 3%

•	Narrowing 2015 EPS guidance range to $4.10-$4.20, from $4.10-$4.30, excluding Special Items (revised GAAP EPS guidance of $3.87-$3.97)

STAMFORD, CONNECTICUT - October 26, 2015 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported third quarter 2015 earnings of $0.97 per diluted share, compared to $0.47 per share in the third quarter of 2014. Excluding Special Items in both years, third quarter 2015 earnings per diluted share were $1.03, compared to $1.12 in the third quarter of 2014. (Please see the attached Non-GAAP Financial Measures tables.)

Third quarter 2015 sales were $670 million, a decrease of 8% compared to $727 million in the third quarter of 2014. The sales decline was comprised of a $36 million, or 5%, impact from unfavorable foreign exchange; a core sales decline of $19 million, or 3%; and a divestiture impact of $2 million.

Operating profit in the third quarter was $93 million, up 95% compared to the third quarter of 2014. Excluding Special Items, third quarter operating profit was $97 million, down 10% compared to the third quarter of 2014. (Please see the attached Non-GAAP Financial Measures tables.)

"Consistent with our commentary last quarter, Fluid Handling sales and orders remain depressed. Customers continue to defer capital spending, and there is continued uncertainty and lack of predictability in our end markets," said Max Mitchell, Crane Co. President and Chief Executive Officer. "Given the ongoing market softness, we are reducing the high end of our EPS guidance range for the year."

Mr. Mitchell continued, "While Fluid Handling market conditions remain challenging, we were pleased with the continued solid performance at our Payment & Merchandising Technologies and Engineered Materials businesses, as well as sequential improvement at Aerospace & Electronics."

Segment Results
All comparisons detailed in this section refer to operating results for the third quarter 2015 versus the third quarter 2014, excluding Special Items.

Fluid Handling

	Third Quarter		Change
(dollars in millions)	2015	2014
Sales	$265	$314	$(50)	(16)%

Operating Profit	$29	$48	$(19)	(39)%
Operating Profit, before Special Items*	$31	$49	$(18)	(37)%

Profit Margin	11.1%	15.3%
Profit Margin, before Special Items*	11.8%	15.7%

*Please see the attached Non-GAAP Financial Measures tables
Sales decreased $50 million, driven by $24 million, or 8%, of unfavorable foreign exchange, and a $26 million, or 8%, core sales decline. Adjusted operating margin declined to 11.8%, primarily reflecting the impact of lower volumes, and to a lesser extent, competitive pricing and unfavorable product mix. Fluid Handling order backlog was $279 million at September 30, 2015, compared to $311 million at December 31, 2014 and $350 million at September 30, 2014.

Payment & Merchandising Technologies

	Third Quarter		Change
(dollars in millions)	2015	2014
Sales	$171	$181	$(10)	(6)%

Operating Profit	$25	$25	$—	—%
Operating Profit, before Special Items*	$27	$27	$—	1%

Profit Margin	14.8%	13.9%
Profit Margin, before Special Items*	16.1%	15.0%

*Please see the attached Non-GAAP Financial Measures tables
Sales decreased $10 million driven by unfavorable foreign exchange of $11 million, or 6%, and a divestiture impact of $2 million, or 1%, partially offset by core sales growth of $3 million, or 2%.

Adjusted operating margin expanded 110 basis points to 16.1%, driven primarily by acquisition synergies, higher volumes, and strong productivity.
Aerospace & Electronics

	Third Quarter		Change
(dollars in millions)	2015	2014
Sales	$172	$167	$5	3%

Operating Profit	$37	$30	$7	22%
Operating Profit, before Special Items*	$37	$32	$5	14%

Profit Margin	21.3%	17.9%
Profit Margin, before Special Items*	21.4%	19.2%

*Please see the attached Non-GAAP Financial Measures tables
Sales increased $5 million, driven by a 3% increase in core sales. The core sales increase reflects improvement in sales to both the commercial and defense markets. Adjusted operating margin improved 220 basis points to 21.4%, primarily reflecting higher volumes, a more favorable product mix, and lower costs. Aerospace & Electronics order backlog was $460 million at September 30, 2015, compared to $422 million at December 31, 2014 and $405 million at September 30, 2014.

Engineered Materials

	Third Quarter		Change
(dollars in millions)	2015	2014
Sales	$63	$65	$(2)	(3)%

Operating Profit	$13	$9	$4	39%

Profit Margin	19.9%	14.0%
Sales decreased $2 million, driven by lower sales to the recreational vehicle market, partially offset by higher sales to the transportation market. Operating margin increased 590 basis points to 19.9%, primarily reflecting strong productivity and lower material costs, partially offset by the lower volumes.

Updated 2015 Guidance
The Company revised its 2015 earnings per share guidance, excluding Special Items, to a range of $4.10-$4.20, from its prior range of $4.10-$4.30. Full year core sales are now expected to be down approximately 1%. On a GAAP basis, EPS is now expected to be $3.87-$3.97. Full year 2015 free cash flow (cash provided by operating activities less capital spending) guidance is expected to be $190 to $210 million, compared to a prior range of $190 to $220 million. (Please see the attached Non-GAAP Financial Measures tables.)

Non-GAAP Items
Special Items in the third quarter of 2015 included $2 million in after-tax charges, or $0.03 per share, related to repositioning activities, and $2 million, or $0.03 per share, of after-tax restructuring and integration-related charges associated with the MEI acquisition. Special Items in the third quarter of 2014 consisted of the following after-tax charges: $36 million, of $0.61 per share, reflecting an update to projected remediation costs for certain legacy environmental liabilities; $2 million, or $0.04 per share, related to repositioning activities; and $1 million, or $0.01 per share, related to the MEI acquisition. Special Items in the third quarter of 2014 also included a $1 million, or $0.01, gain on a real estate divestiture. For additional information, please see the attached Non-GAAP Financial Measures tables.

Additional Information

Please see the Non-GAAP Financial Measures tables attached to this press release for supporting details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call
Crane Co. has scheduled a conference call to discuss the third quarter financial results on Tuesday, October 27, 2015 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website. Slides that accompany the conference call will be available on the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the hydrocarbon processing, petrochemical, chemical, power generation, unattended payment, automated merchandising, aerospace, electronics, transportation and other markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane has approximately 11,500 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and subsequent reports filed with the Securities and Exchange Commission.

(CR-E)
(Financial Tables Follow)